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                                                               Exhibit 4(b)(xii)

                   THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
                                 HOUSTON, TEXAS

                    INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This Endorsement amends the Contract or Certificate ("Contract") to which it is attached so that it may continue to qualify as an Individual Retirement Annuity
(IRA) under Section 408(b) or, if applicable, an IRA under a Savings Incentive Match Plan for Small Employers (SIMPLE) under Section 408 (p), of the Internal Revenue Code of 1986, as amended ("Code") and the regulations thereunder, and incorporates the requirements of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") and the final regulations issued under Code Section 401(a)(9) and related sections. The Endorsement may be amended from time to time to comply with changes in the Code. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The Contract is amended as follows:

1. This Contract is established for the exclusive benefit of You and Your Beneficiaries.

2.   (a) Except in the case of (i) a rollover contribution (as permitted by Code
     (S)(S) 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and
     457(e)(16)), or (ii) a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Code (S) 408(k), or (iii) a contribution made in accordance with the terms of a SIMPLE as described in Code (S) 408(p), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed:

          (1)  $3,000 for any taxable year beginning in 2002 through 2004;
          (2)  $4,000 for any taxable year beginning in 2005 through 2007; and
          (3) $5,000 for any taxable year beginning in 2008 and years thereafter.

     After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code (S) 219(b)(5)(C). Such adjustments will be in multiples of $500.

     (b) In the case of an individual who is age 50 or older, the annual cash contribution limit is increased by:

          (1)  $500 for any taxable year beginning in 2002 through 2005; and
          (2) $1,000 for any taxable year beginning in 2006 and years thereafter.

     (c) Except in the case of a contract issued under Code (S) 408(p) (as provided in section 9 below), no contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code (S) 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to

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     the expiration of the 2-year period beginning on the date the Owner first participated in that employer's SIMPLE IRA plan.

3. (a) Notwithstanding any provision of this IRA to the contrary, the distribution of the Owner's interest in the IRA shall be made in accordance with the requirements of Code (S) 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under section 4(c) below) must satisfy the requirements of Code (S) 408(a)(6) and the regulations thereunder, rather than paragraphs (b), (c) and (d) below and section 4.

     (b) The entire interest of the Owner for whose benefit the Contract is maintained will commence to be distributed no later than the first day of April following the calendar year in which such Owner attains age 70 1/2 (the "required beginning date") over (a) the life of such individual or the lives of such individual and his or her designated beneficiary or (b) a period certain not extending beyond the life expectancy of such individual or the joint and last survivor expectancy of such individual and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of (S) 1.401(a)(9)-6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of (S) 1.401(a)(9)-6T.

     (c) The distribution periods described in paragraph (b) above cannot exceed the periods specified in (S) 1.401(a)(9)-6T of the Temporary Income Tax Regulations.

     (d) The first required payment can be made as late as April 1 of the year following the year the individual attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

4. (a) Death On or After Required Distributions Commence. If the Owner dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed under the Contract option chosen.

     (b) Death Before Required Distributions Commence. If the Owner dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

          (1) If the designated beneficiary is someone other than the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner's death, or, if elected, in accordance with paragraph
          (b)(3) below.

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          (2) If the Owner's sole designated beneficiary is the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or by the end of the calendar year in which the Owner would have attained age 70 1/2, if later), over such spouse's life, or, if elected, in accordance with paragraph (b)(3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, in accordance with paragraph (b)(3) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the Contract option chosen.

          (3) If there is no designated beneficiary, or if applicable by operation of paragraph (b)(1) or (b)(2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b)(2) above).

          (4) Life expectancy is determined using the Single Life Table in Q&A-1 of (S) 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(1) or (2) and reduced by 1 for each subsequent year.

     (c) The "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of (S) 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

     (d) For purposes of paragraphs (a) and (b) above, required distributions are considered to commence on the Owner's required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of (S) 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

     (e) If the sole designated beneficiary is the Owner's surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

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5.   Your (and your designated Beneficiary's if applicable) account under this
     IRA is nonforfeitable.

6. Your account is nontransferable and may not be assigned, sold, or used as collateral for a loan.

7. Unless this Contract is a single premium annuity, Purchase Payments may be made at any time during the Accumulation Period. We require no payment beyond the first.

8. The Company shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

9. Notwithstanding the other provisions of this Endorsement, if this Contract is issued under a SEP under Code(S) 408(k), a SIMPLE under Code(S) 408(p), or effective on or after January 2003, with Company agreement under an employer-sponsored plan providing for deemed IRAs in accordance with Code(S) 408(q), the Owner's exercise of contractual rights under the Contract, including this Endorsement, shall be limited as provided in the Plan and under the Code. In the event that this Endorsement is issued pursuant to Code(S) 408(q), the terms of this Endorsement and related IRA Contract provisions shall apply only to the IRA sub-account under the Plan, and shall not interfere with the application of Plan rules and limitations to other plan sub-accounts pursuant to the Contract, any related endorsements, and the Plan.

10. In the absence of federal legislative action, one or more of the provisions of the Code that are reflected in this Endorsement will automatically expire on January 1, 2011. In the event of such automatic expiration, such provisions shall cease to apply under this Endorsement.

Except as Applicable Laws otherwise require, the provisions of this Endorsement shall be effective as of January 1, 2002, or the Contract Date of Issue, whichever is later. All other terms and conditions of the Contract remain unchanged.

                                     THE VARIABLE ANNUITY LIFE INSURANCE COMPANY


                                     /s/ Mary L. Cavanaugh
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                                     Mary L. Cavanaugh
                                     Secretary

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